Exhibit 4.29
THIS ADDENDUM NUMBER ONE to a Loan Agreement dated 9th day of June Two Thousand Five is dated the 3rd day of March Two Thousand Six and made
BETWEEN
1.	EGNATIA BANK S.A., a Banking Corporation, having its registered office at 4, Danaidon Street, Thessaloniki, Greece, acting for the purposes of this Agreement through its office at 116 Kolokotroni Street, Piraeus 185 35, Greece and
2.	ADVENTURE FOUR S.A. a company duly incorporated under the laws of the Republic of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Island, Majuro, The Republic of the Marshall Islands
WHEREAS
A. By a Loan Agreement dated 9th day of June 2005 (“the Loan Agreement”) and made between (i) the Bank as lender and ii) ADVENTURE FOUR S.A. a company duly incorporated under the laws of the Republic of The Marshall Islands as borrower (the “Borrower”) the Bank has agreed to advance a sum of up to United States Dollars SEVEN MILLION (US$ 7,000,000) (the “Loan”) to the Borrower upon the terms and conditions set forth in the Loan Agreement.
B. As security for the due repayment of all sums from time to time payable to the Bank under the Loan Agreement, the Borrower ensured and procured that the following Security Documents are duly executed and, where required properly registered in favour of the Bank at the time specified in the Loan Agreement, or otherwise as required by the Bank and ensured that such security, apart from the Loan Agreement, consists among others of
(a)	A Corporate Guarantee from the Manager and each of the Corporate Guarantors in form and substance satisfactory to the Bank (the “Corporate Guarantee(s)”).
The Corporate Guarantees were given by the Corporate Guarantors others than the Manager according to Clause 13.7. of the Loan Agreement upon the condition that they shall be activated and become effective only in case that the corporate shareholder of the Borrower declared to the Bank prior to the execution of the Loan Agreement and represented to the Bank in the Certificate of legal shareholding given to the Bank pursuant to Schedule I Part 1 of the Loan Agreement (the “Shareholder”) is not listed in the NASDAQ or the AMEX or any other major U.S. Stock Exchange by the 30th September 2005.
(b)	A Personal Guarantee from each of the Personal Guarantors in form and substance satisfactory to the Bank (the “Personal Guarantee(s)”

The Corporate Guarantee of the Manager and the Personal Guarantees of the Personal Guarantors shall according to Clause 13.7. of the Loan Agreement be replaced by a Manager’s Letter of Undertaking and a Corporate Guarantee of the Shareholder when and in the case the Shareholder is listed in the NASDAQ or the AMEX or any other major U.S. Stock Exchange.
C.	The Shareholder has been listed in the NASDAQ by the 15th December 2005.
IT IS HEREBY AGREED as follows:-
1. DEFINITIONS
Expressions defined in the Loan Agreement shall have the same meanings when used in this Addendum Number One unless for the definitions expressly amended hereby.
2. SECURITY
2.1. a) The Corporate Guarantors others than the Manager shall be released from their obligations under the Corporate Guarantees given by them in favour of the Bank. The Corporate Guarantees given by the Corporate Guarantors others than the Manager shall be deactivated and not be effective.
       b) The Corporate Guarantee of the Manager and the Personal Guarantees of the Personal Guarantors shall be replaced by a Manager’s Letter of Undertaking and a Corporate Guarantee of the Shareholder.
2.2. The Borrower and the Bank therefore hereby absolutely and unconditionally covenant and agree to amend Clause 12 of the Loan Agreement and to replace Clause 12 d) and e) as follows:
“ d) a Manager’s Letter of Undertaking in form and substance satisfactory to the Bank (the “Manager’s Letter of Undertaking”)
   e) a Corporate Guarantee of the Shareholder in form and substance satisfactory to the Bank (the “Corporate Guarantee”) ”
2.3. Clause 13.7. of the Loan Agreement has become obsolete and shall be cancelled hereby.
3. DATE OF EFFECT
This Addendum Number One to the Loan Agreement shall take effect as of the date hereof.
4. GOVERNING LAW
This Addendum Number One to the Loan Agreement shall be governed by and construed in accordance with English Law.
5. NO IMPLIED AMENDMENT

The Loan Agreement shall remain in full force and effect between the parties hereto unless for the provisions expressly amended or cancelled hereby, so that this Addendum Number One together with those parts of the Loan Agreement not expressly amended hereby constitute henceforth the whole agreement in force between the parties hereto.
        .
IN WITNESS whereof the parties hereto have caused this Addendum Number One to the Loan Agreement to be executed the day and year first above written.

SIGNED by	)
Stefanos Kardamakis	)
Pantelis Vokos	)
the duly authorised attorneys	)
for and on behalf of	)
EGNATIA BANK S.A.	)

SIGNED by	)
/s/ [ILLEGIBLE]	)
the duly authorised attorney	)
for and on behalf of	)
ADVENTURE FOUR S.A.	)